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            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
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                                                                      EXHIBIT 11

                       FEDERATED DEPARTMENT STORES, INC.

            EXHIBIT OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE

                       (THOUSANDS, EXCEPT PER SHARE DATA)

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
                                                     52 WEEKS ENDED              52 WEEKS ENDED
                                                    JANUARY 28, 1995            JANUARY 29, 1994
                                                ------------------------    ------------------------
                                                SHARES           INCOME     SHARES           INCOME
                                                -------         --------    -------         --------
Net income and average number of shares
  outstanding.................................  132,862         $187,616    126,293         $193,248
Earnings per share............................           $1.41                       $1.53

PRIMARY COMPUTATION:
  Average number of common share equivalents:
     Shares to be issued to the U.S.
       Treasury...............................      122                         163
     Deferred compensation plan...............       74                           3
     Stock options............................      217                         229
                                                -------         --------    -------         --------
       Adjusted number of common and common
          equivalent shares outstanding and
          adjusted net income.................  133,275         $187,616    126,688         $193,248
       Primary earnings per share.............           $1.41                       $1.53

FULLY DILUTED COMPUTATION:
  Additional adjustments to a fully diluted
     basis:
     Convertible notes........................    8,564           10,531      8,564            9,928
     Stock options............................       --                           4
                                                -------         --------    -------         --------
     Adjusted number of shares outstanding and
       net income on a fully diluted basis....  141,839         $198,147    135,256         $203,176
                                                =======         ========    =======         ========
     Fully diluted earnings per share.........           $1.40                       $1.50
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